UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2010

STANCORP FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

State of Oregon	1-14925	93-1253576
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 SW Sixth Avenue, Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

(971) 321-7000

(Registrant’s telephone number, including area code)

No Change

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2010, the Organization & Compensation Committee of the board of directors of StanCorp Financial Group, Inc. (“StanCorp”) approved a revised form of Change of Control Agreement by and between StanCorp and each executive officer of StanCorp (the “Executives”). The new Change of Control Agreement continues to establish the severance benefits that StanCorp will provide to Executives in the event that their employment is terminated by StanCorp without “cause” or by them for “good reason” within 24 months after a “change of control” (as those terms are defined in the agreement). The revisions to the prior agreement include the following material changes:

(a)	eliminating gross-up payments for the excise tax on excess parachute payments as defined in Section 280G of the Internal Revenue Code;

(b)	providing that severance benefits would be reduced to the maximum severance benefit that can be paid without triggering excise tax if the after-tax severance benefits otherwise payable to the executive are less than 115% of the after-tax maximum severance benefit that can be paid without triggering excise tax;

(c)	providing a cash severance benefit of two times the annual salary and target bonus to the Executive at the time of a change of control; under the prior agreement, the cash severance benefit was three times the annual salary and target bonus, but could not exceed the higher of $1,500,000 or three times the total of the Executive’s base salary and target bonus in 2006 or, if applicable, the later year he or she became an Executive; and

(d)	revising the definition of change of control to require the completion of the merger, consolidation or sale of assets; under the prior provision, change of control occurred upon shareholder approval of such transactions.

The revised agreement also includes several technical changes. A copy of the Form of Change of Control Agreement is attached hereto as exhibit 10.1 and filed herewith.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Change of Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANCORP FINANCIAL GROUP, INC.

Dated: December 15, 2010

/s/ Robert M. Erickson
Robert M. Erickson
Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

* 10.1	Form of Change of Control Agreement

*	Filed herewith